Securities and Exchange Commission
                   Washington, D.C.  20549

                          Form 8-K

                       Current Report

               Pursuant to Section 13 or 15(d)
          of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): April 26,
1996

                        Biogen, Inc.
   (Exact name of Registrant as specified in its charter)


Massachusetts              0-12042           04-3002117
(State or other          (Commission    (IRS Employer
jurisdiction of          File Number)   Identification No.)
incorporation)


                     14 Cambridge Center
                     Cambridge, MA 02142
     (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (617)
679-2000


                  Exhibit Index on page 4.

Item 5.   Other Events.

     On April 26, 1996, the Registrant publicly disseminated a press release discussing a suit filed by Berlex Laboratories, Inc. against the United States Food and Drug Administration. In the suit, Berlex seeks a temporary restraining order, preliminary and permanent injunctive relief and a declaratory judgment to prevent the FDA from approving the Registrant's product license application and establishment license application for the Registrant's AVONEX TM interferon beta - 1a. The information contained in the press release is incorporated herein by reference and filed as Exhibit 99.1 hereto.

Item 7.  Financial Statements and Exhibits.


(c)  Exhibits.

     99.1    The Registrant's Press Release dated April 26,
     1996.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Biogen, Inc.


                              By:    /s/ Michael J. Astrue

                                     Michael J. Astrue
                                     Vice President - General
                                     Counsel




Date: April 26, 1996

                        EXHIBIT INDEX

Exhibit                                           Sequential
Number         Description                        Page Number

99.1           The Registrant's Press Release          5
               dated April 26, 1996

Media Contact:
Kathryn R. Bloom
Director of Communications
Biogen, Inc.
tel: (617) 679-2851

Investment Community Contact:
Richard E. N. Lundberg
Manager, Investor Relations
Biogen, Inc.
tel: (617) 679-2822
Internet: Rick_Lundberg@mail.Biogen.com

                                   FOR IMMEDIATE RELEASE


        BIOGEN SAYS BERLEX SUIT AGAINST FDA WITHOUT MERIT

Cambridge, MA (April 26, 1996) -- Biogen, Inc. (NASDAQ/BGEN) said today it considers a suit filed today by Berlex Laboratories, Inc., the U.S. subsidiary of Schering A.G., headquartered in Berlin, Germany, against the United States Food and Drug Administration to be completely without merit. Biogen said it expects that the FDA will follow the unanimous recommendation of the Advisory Committee on December 4, 1995, and grant a license to market AVONEX TM (Interferon beta-1a) in a timely fashion.

Biogen stated:   Berlex has known for some time the
competitive challenge AVONEX TM will pose to its Betaseron R product. Apparently they have chosen to try to substitute the courtroom for the marketplace as the competitive arena. We do not expect this action will in any way impede our making AVONEX TM available to multiple sclerosis patients, and we are fully confident that the FDA will prevail in court and we will prevail in the market.

 The claims by Berlex that the FDA's grant of a license to market AVONEX TM would violate the orphan drug status of Betaseron R and that the FDA would violate its own procedures in licensing our product are spurious. The Orphan Drug Law was designed so that truly different products -- such as AVONEX TM and Betaseron R -- could both be available to patients. We believe the clinical and safety profiles of AVONEX TM, which were fully reviewed by the FDA Advisory Committee, demonstrate clearly that these are two different products. AVONEX TM is the only MS drug that has been proven to slow progression of disability in MS patients and reduce the frequency of neurological attacks. It has once-a-week dosing and a more moderate side-effect profile that does not include injection-site reactions and skin necrosis associated with Betaseron R. AVONEX TM and Betaseron R have different molecular structures, are manufactured in different ways, have different dosing regimens and are administered differently.
Page 2     Biogen Says Berlex Suit Against FDA Without Merit


 With regard to the allegations that FDA violated their own procedures regarding manufacturing changes, Biogen provided the FDA with extensive data, and the FDA stated their satisfaction with, and conclusions about, this data at the Advisory Committee meeting on December 4, 1995. Furthermore, the existing FDA administrative procedures are unambiguous regarding the FDA's authority on this subject.

 We believe the Berlex strategy is very much against the best interests of MS patients and their physicians and would deny these patients a clinically superior treatment option. We are confident Berlex will not be successful."

Biogen, Inc., headquartered in Cambridge, MA, is a biopharmaceutical company principally engaged in developing and manufacturing drugs for human healthcare through genetic engineering. The company's revenues are generated from the worldwide sales by licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen is focused primarily on developing and testing products for the treatment of multiple sclerosis, inflammatory and respiratory diseases, and certain viruses and cancers.

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